The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to the securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of securities is not permitted.

Lloyds TSB Bank plc fully and unconditionally guaranteed by Lloyds Banking Group plc
Subject to Completion, dated July 13, 2011
Preliminary Pricing Supplement No. 4
(To Prospectus Supplement Dated June 6, 2011
and Prospectus Dated December 22, 2010)
Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-167844 and 333-167844-01
July   , 2011

BRL       Senior Fixed-Rate Securities due July 28, 2015, Medium-Term Notes, Series A
BRL Denominated/USD Payable

The Senior Fixed-Rate Securities due July 28, 2015, Medium-Term Notes, Series A (each a “security” and collectively, the “securities”) are senior unsecured obligations of Lloyds TSB Bank plc (the “Issuer”) and are fully and unconditionally guaranteed by Lloyds Banking Group plc (the “Guarantor”).  Interest will be payable annually on the securities at a rate of 10.05% per annum. The securities are denominated in Brazilian real (also referred to as the “real” or “BRL”), but all interest payments and the payment at maturity will be made in U.S. dollars (also referred to as the “dollar” or “USD”) based on the BRL amount of such payment converted at the BRL/USD exchange rate as of the relevant valuation date. Due to this mandatory conversion into U.S. dollars, your investment in the securities and each interest payment in USD terms is subject at all times to the BRL/USD exchange rate risk.  If the BRL has strengthened relative to the USD on the relevant valuation date, the interest amount or the amount of principal you receive at maturity in USD, as applicable, will increase.  However, if the BRL has weakened relative to the USD on the relevant valuation date, the interest amount or the amount of principal you receive at maturity in USD, as applicable, will decrease. As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms. Repayment of principal at maturity and all payments of interest are subject to the creditworthiness of Lloyds TSB Bank plc, as the Issuer, and Lloyds Banking Group plc, as the Guarantor of the Issuer’s obligations under the securities.

SUMMARY TERMS
Securities:	Senior Fixed-Rate Securities due July 28, 2015, Medium-Term Notes, Series A
Issuer:	Lloyds TSB Bank plc
Guarantor:	Lloyds Banking Group plc
Pricing date:	July , 2011	Original issue date:	July 28, 2011 ( business days after the pricing date)
Interest accrual date:	July 28, 2011	Maturity date:	July 28, 2015
Denomination currency:	Brazilian real	Payment currency:	U.S. dollars
Aggregate principal amount:	BRL	BRL principal amount:	BRL 1,000 per security
Issue price:	At variable prices.	Denominations:	Minimum denominations of BRL 1,000 and multiples of BRL 1,000 thereafter
Payment at maturity:
100% of the BRL principal amount converted into U.S. dollars at the exchange rate on the final valuation date plus accrued and unpaid interest.  Consequently, this USD amount is subject to currency exchange risk. Repayment of principal at maturity and all payments of interest are subject to the creditworthiness of Lloyds TSB Bank plc, as the Issuer, and Lloyds Banking Group plc, as the Guarantor of the Issuer’s obligations under the securities.

Interest payment dates:
Annually, payable in arrears on the 28th day of each July, beginning on July 28, 2012 and ending on the maturity date; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Record dates:
Interest will be paid to holders of record of each security in respect of the principal amount thereof outstanding as of July 13 of each year immediately preceding the interest payment date on July 28. The principal and interest payable at maturity will be paid to holders of record of each security at the close of business on the maturity date.

Interest amount:
The product of (i) the BRL principal amount and (ii) the interest rate, as calculated based on the day count convention. This amount will be converted into U.S. dollars at the exchange rate on the applicable valuation date.  Consequently, this USD amount is subject to currency exchange risk.

Interest rate:	10.05% per annum	Day count convention:	30/360
Valuation dates:
The third currency business day preceding the relevant interest payment date or the maturity date, as applicable.  We refer to the third currency business day preceding the maturity date as the final valuation date.

BRL/USD exchange rate:
On any currency business day, the rate for conversion of the Brazilian real into U.S. dollars (expressed as the number of units of the real per dollar), as determined by reference to the reference source on such currency business day. For more information, please see “Fact Sheet––Key Terms––BRL/USD exchange rate” below.

Tax redemption:
In the event of tax law changes that require the Issuer or the Guarantor to pay additional amounts and other limited circumstances as described under “Description of the Notes and the Guarantees—Redemption for Tax Reasons” in the accompanying prospectus supplement and “Description of Debt Securities—Redemption” in the accompanying prospectus, the Issuer or the Guarantor may redeem all, but not less than all, of the securities prior to maturity.

CUSIP:	5394E8AD1	ISIN:	US5394E8AD14
Settlement and clearance:	DTC; Book-entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
Trustee and paying agent:	The Bank of New York Mellon, acting through its London Branch
Governing law:	New York
Selling agent:	Morgan Stanley & Co. LLC (“MS & Co.”)	Currency determination agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Commissions and issue price:	Price to public(1)(2)	Selling agent’s commissions(2)(3)	Proceeds to Issuer
Per security:	At variable prices	BRL	BRL
Total:	At variable prices	BRL	BRL
(1)      The securities will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than BRL 990 per security and will not be more than BRL 1,000 per security. See “Risk Factors—The price you pay for the securities may be higher than the prices paid by other investors” on page PS-12 of this pricing supplement.
(2)      The proceeds you might expect to receive if you were able to resell the securities on the original issue date are expected to be less than the original issue price. This is because the original issue price includes the selling agent’s commission set forth above and also reflects certain hedging costs associated with the securities. For additional information, see “Risk Factors—The original issue price of the securities has certain built-in costs, including the selling agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices” on page PS-12 of this pricing supplement. The original offering price also does not include fees that you may be charged if you buy the securities through your registered investment advisors for managed fee-based accounts.
(3)      MS & Co. and/or its affiliates will pay varying discounts and commissions to dealers and their financial advisors of up to BRL     per security depending on market conditions.  See “Supplemental Information Regarding Plan of Distribution” on PS-8 of this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.
Investing in the securities involves significant risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and “Risk Factors” beginning on page PS-10 below.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
None of the securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlink below, before you decide to invest.

prospectus supplement dated June 6, 2011 and prospectus dated December 22, 2010

       July    , 2011

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

About this Pricing Supplement

Unless otherwise defined herein, terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus. As used in this pricing supplement:

•	“we”, “us”, “our”, the “Issuer” and “Lloyds Bank” mean Lloyds TSB Bank plc;

•	“LBG” and “Guarantor” mean Lloyds Banking Group plc;

•	“securities” refers to the Senior Fixed-Rate Securities due July 28, 2015, Medium-Term Notes, Series A, together with the related Guarantee, unless the context requires otherwise; and

•	“SEC” refers to the Securities and Exchange Commission.

LBG and Lloyds Bank have filed a registration statement (including a prospectus) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read this pricing supplement together with the prospectus dated December 22, 2010 (the “prospectus”) in that registration statement and other documents, including the more detailed information contained in the prospectus supplement dated June 6, 2011 (the “prospectus supplement”), that LBG and Lloyds Bank have filed with the SEC for more complete information about Lloyds Bank and LBG and this offering.

This pricing supplement, together with the prospectus supplement and prospectus, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	The prospectus supplement dated June 6, 2011 and prospectus dated December 22, 2010 can be accessed at the following hyperlink:

prospectus supplement dated June 6, 2011 and prospectus dated December 22, 2010

Our Central Index Key, or CIK, on the SEC website is 1167831.

Alternatively, LBG, Lloyds Bank, the selling agent, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and pricing supplement if you request them by calling your MS & Co. sales representative, such dealer or toll free (800) 584-6837.  A copy of these documents may also be obtained from MS & Co. by writing to them at 1585 Broadway, New York, New York 10036.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. We and MS & Co. are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so. This pricing supplement, the prospectus supplement and the prospectus are current only as of their respective dates.

The BRL/USD Exchange Rate

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

The BRL/USD exchange rate is expressed as the number of units of the real per dollar.  A decrease in the exchange rate means that it takes fewer BRL to purchase one USD than it previously did.  As a result, a decrease in the exchange rate means that the BRL has appreciated/strengthened relative to the USD. An exchange rate of 1.20 reflects a strengthening of the BRL relative to the USD, as compared to a hypothetical exchange rate of 1.60.

Conversely, an increase in the exchange rate means that it takes more BRL to purchase one USD on the valuation date than it previously did.  As a result, an increase in the exchange rate means that the BRL has depreciated/weakened relative to the dollar. An exchange rate of 2.20 reflects a weakening of the BRL relative to the USD, as compared to a hypothetical exchange rate of 1.60.

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

Key Investment Rationale

The securities are denominated in BRL; however, because the real is a non-deliverable currency (i.e., cannot be delivered for payment outside of Brazil), all interest payments and the payment at maturity will be made in USD based on the BRL amount of such payment and converted at the BRL/USD exchange rate as of the relevant valuation rate.  Accordingly, such payments will vary depending on the BRL/USD exchange rate on the related valuation dates.

Access:	Access to a BRL denominated investment
Variable Current Income:	The securities pay a fixed interest rate. The interest amounts in USD are subject to currency exchange risk.
Scenario 1:
The BRL appreciates relative to the USD on any valuation date compared to the level at the time of your initial investment:

▪    Interest amount: The interest amount you will receive on the applicable interest payment date will be a USD amount that is correspondingly higher than the amount you would have received if the BRL had not appreciated compared to the level at the time of your initial investment.

▪    Payment at maturity:  The amount of principal you will receive on the maturity date will be a USD amount that is correspondingly higher than the USD amount of your initial investment.

Scenario 2:
The BRL depreciates relative to the USD on any valuation date compared to the level at the time of your initial investment:

▪    Interest amount: The interest amount you will receive on the applicable interest payment date will be a USD amount that is correspondingly lower than the amount you would have received if the BRL had not depreciated compared to the level at the time of your initial investment.

▪    Payment at maturity:  The amount of principal you will receive on the maturity date will be a USD amount that is correspondingly lower than the USD amount of your initial investment.  As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms.

Summary of Selected Key Risks (see PS-10)

▪	The payment at maturity and all payments of interest are exposed to currency exchange risk with respect to the Brazilian real relative to the U.S. dollar.

▪	The credit risk of Lloyds Bank and LBG and their credit ratings and credit spreads may adversely affect the value of the securities.

▪	The market value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the original issue price.

▪	The securities will not be listed on any securities exchange and there may be little or no secondary market for the securities.

▪	The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.

▪	Government intervention in the currency markets could materially and adversely affect the value of the securities.

▪	Even though currencies trade around-the-clock, the securities will not.

▪	Suspension or disruptions of market trading in the BRL may adversely affect the value of the securities.

▪
The original issue price of the securities has certain built-in costs, including the selling agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices.

▪	The price you pay for the securities may be higher than the prices paid by other investors.

▪	There may be potential conflicts of interest between investors in the securities and us and our affiliates and the selling agent and its affiliates.

▪
We and our affiliates and the selling agent and its affiliates have published or may in the future publish reports, express opinions or provide recommendations and engage in other transactions that could adversely affect the value of the securities.

▪	The currency determination agent, which is an affiliate of the selling agent, will make determinations with respect to the securities.

▪	The securities may not be a suitable investment for you under certain circumstances.

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

Fact Sheet

The securities offered are senior unsecured obligations of Lloyds Bank, are fully and unconditionally guaranteed by LBG and are denominated in BRL, but all interest payments and the payment at maturity will be made in USD based on the BRL amount of such payment converted at the BRL/USD exchange rate as of the relevant valuation date.  At maturity, an investor will receive the BRL principal amount of securities in USD that may be greater than, equal to or less than, the USD value of the original investment depending on the performance of the BRL relative to the USD on the final valuation date.  As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms. The securities are issued as part of Lloyds Bank’s Medium-Term Notes, Series A. Repayment of principal at maturity and all payments of interest are subject to the creditworthiness of Lloyds TSB Bank plc, as the Issuer, and Lloyds Banking Group plc, as the Guarantor of the Issuer’s obligations under the securities.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July , 2011	July 28, 2011 ( business days after the pricing date)	July 28, 2015
Key Terms
Issuer:	Lloyds TSB Bank plc
Guarantor:	Lloyds Banking Group plc
Ranking:
The securities will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Guarantee:
The securities are fully and unconditionally guaranteed by the Guarantor. The guarantee will constitute the Guarantor’s direct, unconditional, unsecured and unsubordinated obligations ranking pari passu with all of the Guarantor’s other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Denomination currency:	Brazilian real
Payment currency:	U.S. dollars
Aggregate principal amount:	BRL
BRL principal amount:	BRL 1,000 per security
Denominations:	Minimum denominations of BRL 1,000 and multiples of BRL 1,000 thereafter
Issue price:	At variable prices.
Payment at maturity:
100% of the BRL principal amount converted into U.S. dollars at the exchange rate on the final valuation date plus accrued and unpaid interest.  Consequently, this USD amount is subject to currency exchange risk. Repayment of principal at maturity and all payments of interest are subject to the creditworthiness of Lloyds TSB Bank plc, as the Issuer, and Lloyds Banking Group plc, as the Guarantor of the Issuer’s obligations under the securities.

Interest accrual date:	July 28, 2011
Interest payment period:	Annually
Interest payment dates:
The 28th day of each July, beginning on July 28, 2012 and ending on the maturity date; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Record dates:
Interest will be paid to holders of record of each security in respect of the principal amount thereof outstanding as of July 13 of each year immediately preceding the interest payment date on July 28. The principal and interest payable at maturity will be paid to holders of record of each security at the close of business on the maturity date.

Interest amount:
The product of (i) the BRL principal amount and (ii) the interest rate, as calculated based on the day count convention. This amount will be converted into U.S. dollars at the exchange rate on the applicable valuation date.  Consequently, this USD amount is subject to currency exchange risk.

Interest rate:	10.05% per annum
Day count convention:	30/360
Valuation dates:
The third currency business day preceding the relevant interest payment date or the maturity date, as applicable.  We refer to the third currency business day preceding the maturity date as the final valuation date.

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

BRL/USD exchange rate:
On any currency business day, the rate for conversion of the Brazilian real into U.S. dollars (expressed as the number of units of the Brazilian real per U.S. dollar), equal to BRL09 as determined by reference to the rate displayed on the reference source on such currency business day; provided that if (i) no such rate is displayed on the reference source for such day, (ii) such day is an unscheduled holiday, (iii) the currency determination agent determines in good faith that the rate so displayed on the reference source is manifestly incorrect or (iv) a price materiality event occurs, the exchange rate will be BRL12, and in the event BRL12 is unavailable, BRL13, and in the event BRL13 is unavailable, a rate equal to the arithmetic mean, as determined by the currency determination agent, of the firm quotes of exchange rates for conversion of Brazilian real into U.S. dollars determined by at least five independent leading dealers, selected by the currency determination agent (the “reference dealers”), in the underlying market for Brazilian real; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of Brazilian real into U.S. dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the currency determination agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for Brazilian real shall be the exchange rate as determined by the currency determination agent in good faith on such day, taking into account any information deemed relevant by the currency determination agent.

Quotations of MS & Co. or the currency determination agent or any of their affiliates may be included in the calculation of any mean described above, but only to the extent that any such exchange rate quoted is the lowest of the exchange rate quotes obtained.

Payment determination:
As soon as determined after each valuation date, including the final valuation date, but in no event later than one business day after any such valuation date, the currency determination agent will cause to be communicated to us, the trustee and the paying agent, the relevant BRL/USD exchange rate. The paying agent will calculate the amount you will receive on each interest payment date and at maturity using the BRL/USD exchange rate as so provided.

Reference source:	Reuters page “BRFR”
BRL09:
BRL PTAX (BRL09), which we refer to as BRL09, on any date means the Brazilian real/U.S. dollar offered rate for U.S. dollars, expressed as the amount of Brazilian reals per one U.S. dollar, for settlement in two currency business days reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacões para Contabilidade” or Rates for Accounting Purposes) at approximately 6:00 p.m., Sao Paulo time, on such date.

BRL12:
EMTA BRL Industry Survey Rate (BRL12), which we refer to as BRL12, on any date means the average of the Brazilian real/U.S. dollar bid and offered rates for U.S. dollars, expressed as the amount of Brazilian reals per one U.S. dollar, for settlement in two currency business days, as published on EMTA’s website (www.emta.org) at approximately 3:45 p.m. (Sao Paulo time), or as soon thereafter as practicable, on such date.  The rate shall be calculated by EMTA (or a service provider EMTA may select in its sole discretion) pursuant to the EMTA BRL Industry Survey Methodology (which means a methodology, dated as of March 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions in Brazil that are active participants in the Brazilian real/U.S. dollar spot markets for the purpose of determining the EMTA BRL Industry Survey Rate).

BRL13:
EMTA BRL Indicative Survey Rate (BRL13), which we refer to as BRL13, means the rate for a particular date which will be the average of the Brazilian real/U.S. dollar bid and offered rates for U.S. dollars, expressed as the amount of Brazilian reals per one U.S. dollar, for settlement in two currency business days, as published on EMTA’s website (www.emta.org) at approximately 12:00 p.m. (Sao Paulo time), or as soon thereafter as practicable, on the date.  The rate shall be calculated by EMTA (or a service provider EMTA may select in its sole discretion) pursuant to the EMTA BRL Indicative Survey Methodology (which means a methodology, dated as of March 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions in Brazil that are active participants in the Brazilian real/U.S. dollar spot markets for the purpose of determining the EMTA BRL Indicative Survey Rate).

Price materiality event:
A price materiality event shall be deemed to occur if (i) BRL09 as displayed on the reference source has been, in the good faith belief of the currency determination agent, inflated or deflated by government intervention or (ii) the difference between such rate and either BRL12 or BRL13 is more than 3%.

Unscheduled holiday:
A day that is not a currency business day with respect to the Brazilian real and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) for the Brazilian real on the date that is two currency business days prior to the applicable valuation date.

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

Currency business day:
A day on which commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in (i), New York, New York, (ii) London and (iii) any of Sao Paulo, Rio de Janeiro or Brasilia, disregarding any unscheduled holiday.

Business day:
Any day, other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York or London.

Risk factors:	Please see “Risk Factors” beginning on PS-10.

General Information
Tax redemption:
In the event of tax law changes that require the Issuer or the Guarantor to pay additional amounts and other limited circumstances as described under “Description of the Notes and the Guarantees—Redemption for Tax Reasons” in the prospectus supplement and “Description of Debt Securities—Redemption” in the prospectus, the Issuer or the Guarantor may redeem all, but not less than all, of the securities prior to maturity.

Settlement and clearance:	DTC; Book-entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
Trustee and paying agent:	The Bank of New York Mellon, acting through its London Branch
Governing law:	New York
Selling agent:	MS & Co.
Currency determination agent:	MSCS
CUSIP:	5394E8AD1
ISIN:	US5394E8AD14

This fact sheet represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlink on the front page of this document.

Summary Tax Consequences
The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the securities.  It applies to you only if you are a U.S. Holder (as defined below) who purchases securities at their original issuance, and who holds those securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”).

This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, all as in effect on the date hereof, and changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect.  It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are one of certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the securities as a part of a straddle, conversion or integrated transaction, persons that have a “functional currency” other than the U.S. dollar, persons subject to the alternative minimum tax, persons that own, or are deemed to own, 10% or more of our voting stock, persons carrying on a trade or business in the United Kingdom through a permanent establishment in the United Kingdom or carrying on a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom, or persons who are domiciled or deemed to be domiciled in the United Kingdom.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effects of any applicable state, local or foreign tax laws are not discussed.  You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the prospectus supplement entitled “Taxation in the United Kingdom.”

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security that is: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities.  The securities will be subject to special rules under Section 988 of the Code, and the Treasury regulations thereunder.  These rules could require some or all of the gain or loss on the sale, exchange or other disposition of the securities to be recharacterized as ordinary income or loss.  These rules are complex, and their application may depend on your particular U.S. federal income tax situation.  For example, various elections are available under these rules, and whether you should make any of these elections may depend on your particular U.S. federal income tax situation.  You should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of securities.

It is expected that the securities will be issued without original issue discount for U.S. federal income tax purposes, and the remainder of this discussion so assumes.

Payments of Interest on a Security.  In general, if you are a U.S. Holder of a security that uses the cash method of accounting for U.S. federal income tax purposes and that receives a payment of stated interest in U.S. dollars (including for this purpose proceeds from a sale, exchange or other disposition attributable to accrued interest) with respect to the security, you will be required to include the amount of this payment in income upon receipt.

If you are a U.S. Holder of a security that uses the accrual method of accounting for U.S. federal income tax purposes, you will be required to include in income the U.S. dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to the security during an accrual period.  The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year.  In addition to the interest income accrued as described above, you generally will recognize any ordinary foreign exchange gain or loss with respect to accrued interest income on the date the interest payment is actually received.  The amount of ordinary foreign exchange gain or loss recognized will equal the difference between the amount of the payment in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above).  You may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, on the date of receipt.  If you make this election, you must apply it consistently to all debt instruments from year to year and may not change the election without the consent of the Internal Revenue Service (the “IRS”).

You may make an election to include in gross income all interest that accrues on a security in accordance with a constant-yield method based on a compounding of interest (a “constant yield election”).  This election may be revoked only with the consent of the IRS.  You should consult your tax adviser regarding the tax consequences of making this election.

Interest income earned by a you with respect to a security will be foreign-source income for purposes of calculating your foreign tax credit limitation.  The rules applicable in determining your foreign tax credit position for U.S. federal income tax purposes are technical and complex.  You should consult your tax adviser regarding these rules.

Tax Basis in a Security.  Your tax basis in a security generally will be the U.S. dollar amount paid for the security.

Sale, Exchange or Redemption.  Upon the sale, exchange or redemption of a security, you generally will realize ordinary foreign exchange gain or loss in an amount equal to the change in U.S. dollar value, from the date you purchased the security to the date of sale or exchange, of an amount of BRL equal to the U.S. dollar amount you paid for the security, converted into BRL at the spot rate on the date you purchased the security.  Any foreign exchange gain or loss realized in connection with a sale, exchange or redemption of a security will be recognized only to the extent of the total gain or loss realized in connection with the sale, exchange or redemption of the security.  Any gain or loss in excess of the foreign exchange gain or loss will be capital gain or loss.  Payments received attributable to interest income will be treated in accordance with the rules applicable to payments of interest on securities, described above.  If you recognize foreign exchange loss upon a sale or other disposition of a security and this loss is above certain thresholds, you may be required to file a disclosure statement with the IRS.  You should consult your tax adviser regarding this reporting obligation.

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

Information Reporting and Backup Withholding.  Interest accrued or paid on the securities and proceeds received from a sale, exchange or retirement of the securities generally will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number) or meet certain other conditions.  Amounts withheld under the backup withholding rules are not additional taxes, will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is furnished to the IRS.

Legislation Enacted in 2010.  Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about these holdings on their U.S. federal income tax returns unless a regulatory exemption is provided.  You should consult your tax adviser regarding this legislation.

We do not provide any advice on tax matters.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging
The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the prospectus and to hedge market risks of Lloyds Bank associated with its obligation to pay the applicable interest payments and the payment amount at maturity of the securities.

We have hedged or will hedge our obligations under the securities through an affiliate of the selling agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

The selling agent has advised us that it and its affiliates have carried out, and will continue to carry out, hedging activities in connection with the securities by taking positions in futures, forwards and options contracts on the Brazilian real, cross currency swaps or positions in any other available currencies or instruments that it may wish to use in connection with such hedging.  Such purchase activity could increase the value of the Brazilian real relative to the U.S. dollar at the time of your initial investment, and, therefore, the value relative to the U.S. dollar that the Brazilian real must attain on the final valuation date before you would receive at maturity a payment that, following conversion into U.S. dollars, equals or exceeds your U.S. dollar investment in the securities.  Additionally, such hedging activity during the term of the securities could potentially affect the BRL/USD exchange rate on any valuation date and, accordingly, the amount of U.S. dollars you will receive on interest payment dates and at maturity.

The hedging activity discussed above may adversely affect the value of the securities from time to time. See “Risk Factors—The original issue price of the securities has certain built-in costs, including the selling agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices” and “Risk Factors—There may be potential conflicts of interest between investors in the securities and us and our affiliates and the selling agent and its affiliates” for a discussion of these adverse effects.

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

Supplemental Information Regarding Plan of Distribution
We have agreed to sell to MS & Co. and MS & Co. has agreed to purchase from us the aggregate principal amount of the securities specified on the front cover of this pricing supplement at BRL       per BRL 1,000 of the principal amount of the securities, resulting in aggregate proceeds to us of BRL    .  The securities will be offered by MS & Co. from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than BRL 990 per security and will not be more than BRL 1,000 per security.  See “Risk Factors—The price you pay for the securities may be higher than the prices paid by other investors”.  MS & Co. and/or its affiliates will pay varying discounts and commissions to dealers and their financial advisors of up to BRL     per security depending on market conditions.  You can find more information in the section entitled “Supplemental Plan of Distribution” on page S-26 of the prospectus supplement.

MS & Co. has agreed to reimburse us for certain expenses relating to the offering in an amount up to $25,000.

We have entered or will enter into one or more hedging transactions in connection with this offering of securities. See “Use of Proceeds and Hedging” above.  In addition, from time to time, MS & Co. and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees.  In particular, an affiliate of MS & Co. is our swap counterparty for a hedge of our obligations under the securities and will be paid customary fees in connection with such hedging.

In the future, the selling agent or any of its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

The securities are new issues of securities with no established trading markets.  We have been advised by the selling agent that the selling agent intends to make a market in the securities, but it is not obligated to do so and may discontinue market making at any time for any reason without notice.  No assurance can be given as to the liquidity of the trading market for the securities.

We may deliver the securities against payment therefor on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, if the initial settlement of the securities occurs more than three business days from the pricing date, purchasers who wish to trade the securities more than three business days prior to the original issue date of the securities will be required to specify alternative arrangements to prevent a failed settlement and should consult their own advisors in connection with that election.

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

How the Securities Work

The following hypothetical examples illustrate how interest amounts and the amount of principal payable at maturity are affected by the performance of the BRL relative to the USD.  The examples assume an exchange rate of 1.60 at the time of your initial investment and reflect an interest rate of 10.05% per annum.  If the exchange rate was 1.60 at the time of your initial investment, the USD equivalent amount of BRL 1,000 would be $625.00 at that time.  The following examples are hypothetical and are provided for illustrative purposes only.

Interest Amounts

Example 1 – The BRL has appreciated on the valuation date relating to the interest payment date to an exchange rate of 1.50.  The interest amount payable to you for each security on the interest payment date will be calculated as follows:

Interest amount	=	BRL 1,000 × interest rate	=	BRL 1,000 × 10.05%	=	$67
		applicable exchange rate		1.50 BRL/USD

Because the BRL has appreciated relative to the USD on the relevant valuation date, the interest amount (in USD terms) is greater than the amount that would have been payable had the real depreciated or remained unchanged from the time of your initial investment.

Example 2 – The BRL has depreciated on the valuation date relating to the interest payment date to an exchange rate of 2.00.  The interest amount payable to you for each security on the interest payment date will be calculated as follows:

Interest amount	=	BRL 1,000 × interest rate	=	BRL 1,000 × 10.05%	=	$50.25
		applicable exchange rate		2.00 BRL/USD

Because the BRL has depreciated relative to the USD on the relevant valuation date, the interest amount will be negatively affected by the depreciation of the BRL and will be less than the amount that would have been payable (in USD terms) had the real appreciated or remained unchanged from the time of your initial investment.

Amount of Principal Payable at Maturity

Example 3 – The BRL has appreciated on the final valuation date to an exchange rate of 1.50.  The amount of principal you receive at maturity will be converted into USD at the exchange rate on the final valuation date.  The amount of principal payable to you at maturity for each security will be calculated as follows:

Payment of Principal at maturity	=	BRL 1,000	=	BRL 1,000	=	approximately $666.67
		applicable exchange rate		1.50 BRL/USD

Example 4 – The BRL has depreciated on the final valuation date to an exchange rate of 3.40.  Because the BRL has weakened relative to the USD on the final valuation date, the amount of principal you receive at maturity for each security (in USD terms) will be negatively affected by the depreciation of the BRL and will be less than your initial USD investment in the securities.  The amount of principal payable to you at maturity for each security will be calculated as follows:

Payment of principal at maturity	=	BRL 1,000	=	BRL 1,000	=	approximately $294.12
		applicable exchange rate		3.40 BRL/USD

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

Risk Factors

Your investment in the securities involves significant risks. Your decision to purchase the securities should be made only after carefully considering the risks of an investment in the securities, including those discussed below and in the section entitled “Risk Factors” beginning on page S-2 of the prospectus supplement, with your advisors in light of your particular circumstances. The securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the securities or financial matters in general. We also urge you to consult with your investment, legal, accounting, tax and other advisors before you invest in the securities.

▪
The payment at maturity and all payments of interest are exposed to currency exchange risk with respect to the Brazilian real relative to the U.S. dollar.  All interest amounts and the amount of principal payable at maturity will be denominated in BRL, but will be mandatorily converted and paid to you in USD at the BRL/USD exchange rate on the applicable valuation date.  A depreciation in the BRL relative to the USD on the final valuation date relative to its value at the time of your initial investment would mean you would receive at maturity less, and possibly significantly less, than the USD amount of your initial investment in the securities.  As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms.  Similarly, a depreciation in the BRL relative to the USD on the valuation date applicable to any interest payment date will mean that the interest amounts paid in USD will decline, possibly significantly.

▪
The credit risk of Lloyds Bank and LBG and their credit ratings and credit spreads may adversely affect the value of the securities.  You are dependent on Lloyds Bank’s ability to pay all amounts due on the securities, and therefore you are subject to the credit risk of Lloyds Bank and to changes in the market’s view of Lloyds Bank’s creditworthiness. In addition, because the securities are fully and unconditionally guaranteed by Lloyds Bank’s parent company, LBG, you are dependent on the credit risk of LBG in the event that Lloyds Bank fails to make any payment or delivery required by the terms of the securities. If Lloyds Bank and LBG were to default on their respective payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment. The credit ratings of Lloyds Bank and LBG are an assessment by rating agencies of their ability to pay their obligations, including those under the securities. Any actual or anticipated decline in Lloyds Bank’s and LBG’s credit ratings, or increase in the credit spreads charged by the market for taking credit risk, is likely to adversely affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to Lloyds Bank’s and LBG’s credit ratings, an improvement in their credit ratings will not necessarily increase the value of the securities and will not reduce market risk and other investment risks related to the securities.

▪
The market value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the original issue price.  The market value of the securities may be less than the original issue price of the securities. The market value of the securities may be affected by a number of factors that may either offset or magnify each other.  As noted above, we expect that the BRL/USD exchange rate on any day will affect the market value of the securities more than any other single factor.  Other factors that may affect the market value of the securities include:

▪	the volatility (frequency and magnitude of changes in value) of the BRL/USD exchange rate;

▪	interest and yield rates in Brazil;

▪	the time remaining to maturity of the securities;

▪	the aggregate amount outstanding of the securities;

▪	the level, direction, and volatility of market interest and yield rates generally;

▪
geopolitical conditions and economic, financial, political, regulatory, geographical, agricultural, or judicial events that affect the BRL, the USD or currencies markets generally and that may affect the exchange rate on the valuation dates or that affect the markets generally;

▪	the supply and demand for the securities in the secondary market, if any; and

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

▪
the actual or perceived creditworthiness of Lloyds Bank, as the Issuer of the securities, and LBG, as the Guarantor of Lloyds Bank’s obligations under the securities, including actual or anticipated downgrades in LBG’s or Lloyds Bank’s credit ratings.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity in the secondary market, if any. If you sell your security before the maturity, the price that you receive may be less, and may be substantially less, than the original issue price or the price which you paid.  For example, you may have to sell your securities at a substantial discount from the USD equivalent of your initial investment in the securities if, at the time of sale, the BRL has weakened relative to the USD or if interest rates rise.

▪
The securities will not be listed on any securities exchange and there may be little or no secondary market for the securities.  The securities will not have an established trading market when issued and the securities will not be listed on any securities exchange; accordingly, there may be little or no secondary market for the securities and, as such, information regarding independent market pricing for the securities may be very limited or non-existent. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. We, the selling agent and/or its affiliates may purchase and sell the securities from time to time in the secondary market, but we, the selling agent and/or its affiliates are not obligated to do so. If we, the selling agent and/or its affiliates make such a market in the securities, we, the selling agent and/or its affiliates may stop doing so at any time and for any reason without notice. Because other dealers are not likely to make a secondary market for the securities, the prices at which you may be able to trade your securities will probably depend on the price, if any, at which we, the selling agent and/or its affiliates are willing to buy the securities. There is no assurance that there will be a secondary market for any of the securities. Accordingly, you should be willing to hold your securities until maturity, and you may incur a loss if you sell your securities prior to maturity.

▪
The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.  A U.S. dollar investment in the securities is subject to risk of significant adverse fluctuations in the performance of a single emerging market currency, the Brazilian real, relative to the U.S. dollar.  As an emerging markets currency, the Brazilian real is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The BRL/USD exchange rate is primarily affected by the supply and demand for the two currencies, as well as by monetary, fiscal and trade policies or actions pursued by the governments of Brazil and the United States and other countries important to international trade and finance, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the Brazilian real relative to the U.S. dollar.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the BRL/USD exchange rate.  Since then the exchange rate has fluctuated considerably.  In addition, under certain conditions the government has the ability to restrict the conversion of the Brazilian real into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

▪
Government intervention in the currency markets could materially and adversely affect the value of the securities.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  As described above, governments, including those of Brazil and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the BRL and the USD should become fixed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Brazilian real or the U.S. dollar, or any other currency.  Any significant changes or governmental actions with respect to the Brazilian real, the U.S. dollar or any other currency that result in a weakening of the BRL relative to the USD will adversely affect the value of the securities and the return on an investment in the securities in USD terms.

In addition, if the Brazilian real is lawfully eliminated, converted, redenominated or exchanged by Brazil during the term of the securities, the currency determination agent, in its sole discretion, will determine the exchange rate (or make such adjustment to the exchange rate or BRL principal amount, as required) on each subsequent valuation date, and such determinations may adversely affect the amount payable to you on an interest payment date, at maturity or upon acceleration.

▪
Even though currencies trade around-the-clock, the securities will not.  The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the BRL and/or the USD are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the U.S dollar value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the BRL/USD exchange rate used in calculating any payment due to you under the securities.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the Brazilian real may adversely affect the value of the securities.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the BRL/USD exchange rate and therefore, the payments on the securities and the value of the securities in the secondary market.

▪
The original issue price of the securities has certain built-in costs, including the selling agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices.  In determining the economic terms of the securities, and consequently the potential return on the securities to you, we have taken into account compensation to the selling agent for distributing the securities, which is reflected in the selling agent’s commission described on the cover of this pricing supplement, as well as certain costs associated with hedging our obligations under the securities. The original issue price of the securities reflects these factors. As a result, the value of your securities on the issue date is expected to be less than the original issue price. Assuming no change in market conditions or any other relevant factors, the price, if any, at which the selling agent or another purchaser is willing to purchase the securities in secondary market transactions will likely be less than the original issue price. This is due to, among other things, the fact that the original issue price includes, and secondary market prices are likely to exclude, the selling agent’s commission with respect to, and the hedging costs associated with, the securities.  The cost of hedging includes the projected profit that may be realized in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  A profit may be realized from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The price you pay for the securities may be higher than the prices paid by other investors.  The selling agent proposes to offer the securities from time to time for sale to investors in one or more negotiated transactions, or

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise.  Accordingly, there is a risk that the price you pay for the securities will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the securities (e.g., directly from the selling agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your securities in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

▪
There may be potential conflicts of interest between investors in the securities and us and our affiliates and the selling agent and its affiliates.  We and our affiliates and the selling agent and its affiliates play a variety of roles in connection with the issuance of the securities, including hedging our obligations under the securities. Trading activities related to short-term and long-term interest rate swaps and cross currency swaps and other instruments that may affect interest rates and exchange rates have been entered into or may be entered into on behalf of us, our affiliates, the selling agent, its affiliates or customers other than for the account of the investors in the securities or on their behalf. In addition, we, our affiliates, the selling agent and its affiliates have engaged in or expect to engage in trading activities related to interest rate and exchange rate movements that are not for the account of investors of the securities or on their behalf. These trading activities may present a conflict between the investors’ interests in the securities and the interests we, our affiliates and the selling agent and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. In performing these activities, the economic interests of us and our affiliates and the selling agent and its affiliates are potentially adverse to your interests as an investor in the securities.

In particular, the selling agent has advised us that it and its affiliates expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the BRL and/or USD), including trading in futures, forwards and options contracts on the BRL and cross currency swaps, as well as in other instruments related to the BRL and/or USD and related interest rates.  The selling agent has advised us that it and its affiliates also trade the BRL and other financial instruments related to the BRL on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities at or prior to the time of your initial investment could increase the value of the BRL relative to the USD at the time of your initial investment and, as a result, could increase the value relative to the USD that the Brazilian real must attain on the final valuation date before you would receive a payment of principal at maturity that, following conversion into USD, equals or exceeds your USD investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the BRL/USD exchange rate on any valuation date and, accordingly, the amount of U.S. dollars you will receive on interest payment dates and at maturity.

▪
The currency determination agent, which is an affiliate of the selling agent, will make determinations with respect to the securities.  MSCS in its capacity as currency determination agent, will determine the BRL/USD exchange rate on each of the valuation dates.  Determinations made by MSCS in its capacity as currency determination agent, including with respect to the determination of an exchange rate under certain circumstances as described under “Fact Sheet—Key Terms—BRL/USD exchange rate,” may affect the payout to you on each interest payment date and at maturity.

▪
We and our affiliates and the selling agent and its affiliates have published or may in the future publish reports, express opinions or provide recommendations and engage in other transactions that could adversely affect the value of the securities.  We and our affiliates and the selling agent and its affiliates have published or may in the future publish reports from time to time on financial markets and other matters that may influence the value of the securities or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any such reports, opinions or recommendations may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities.

We and the selling agent or any of its affiliates also may issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments that may have features similar to those of the securities, including similar rates of interest or maturities. By introducing competing products into the marketplace in this manner, we and the selling agent or its affiliates could adversely affect the value of the securities.

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

▪	The securities may not be a suitable investment for you under certain circumstances. The securities may not be a suitable investment for you, if:

▪	you are unwilling to accept the exchange rate currency risk associated with the securities;

▪	you seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity; or

▪	you are unwilling or are unable to assume the credit risk associated with Lloyds Bank, as the Issuer of the securities, and LBG, as the Guarantor of the Issuer’s obligations under the securities.

Historical Information

The following table sets forth the published high, low and end-of-quarter BRL/USD exchange rates (BRL PTAX (BRL09)) for each quarter in the period from January 1, 2006 through July 11, 2011.  The related graph sets forth the daily exchange rates of the BRL relative to the USD (BRL PTAX (BRL09)) for such period.  We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  You cannot predict the future performance of the BRL relative to the USD based on its historical performance.  We cannot give you any assurance that the real will strengthen relative to the dollar on any valuation date.  In addition, the exchange rates published by Bloomberg Financial Markets may differ from the rate determined pursuant to “Fact Sheet––Key Terms––BRL/USD exchange rate” or “––BRL09” above. If the real depreciates relative to the dollar on any valuation date, the related interest amount would be less than it otherwise would have been, and the payment of principal you receive at maturity will be less, and possibly significantly less, than your initial investment.

BRL (# BRL/USD)	High	Low	Period End
2006
First Quarter	2.3460	2.1067	2.1724
Second Quarter	2.3711	2.0586	2.1643
Third Quarter	2.2188	2.1282	2.1742
Fourth Quarter	2.1870	2.1331	2.1380
2007
First Quarter	2.1556	2.0504	2.0504
Second Quarter	2.0478	1.9047	1.9262
Third Quarter	2.1124	1.8389	1.8389
Fourth Quarter	1.8501	1.7325	1.7713
2008
First Quarter	1.8301	1.6700	1.7491
Second Quarter	1.7534	1.5919	1.5919
Third Quarter	1.9559	1.5593	1.9143
Fourth Quarter	2.5004	1.9213	2.3370
2009
First Quarter	2.4218	2.1889	2.3152
Second Quarter	2.2899	1.9301	1.9516
Third Quarter	2.0147	1.7781	1.7781
Fourth Quarter	1.7879	1.7024	1.7412
2010
First Quarter	1.8773	1.7227	1.7810
Second Quarter	1.8811	1.7306	1.8015
Third Quarter	1.8006	1.6942	1.6942
Fourth Quarter	1.7336	1.6554	1.6662
2011
First Quarter	1.6912	1.6287	1.6287
Second Quarter	1.6339	1.5611	1.5611
Third Quarter (through July 11, 2011)	1.5796	1.5580	1.5796

BRL                Senior Fixed-Rate Securities Due July 28, 2015
BRL Denominated/USD Payable

BRL/USD Daily Exchange Rates January 1, 2006 through July 11, 2011 (expressed as units of BRL per USD)

BRL

Lloyds TSB Bank plc
fully and unconditionally guaranteed by
Lloyds Banking Group plc

Senior Fixed-Rate Securities due July 28, 2015

Medium-Term Notes, Series A

BRL Denominated/USD Payable

Pricing Supplement

(to prospectus dated December 22, 2010
and prospectus supplement dated June 6, 2011)